Exhibit 1.01

MICROSOFT CORPORATION

CONFLICT MINERALS REPORT

FOR THE REPORTING PERIOD FROM

JANUARY 1 TO DECEMBER 31, 2017

I.	INTRODUCTION

This Conflict Minerals Report (“CMR”) for MICROSOFT CORPORATION (“Microsoft”) is filed as an exhibit to Microsoft’s Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”) for the 2017 reporting year. The report covers all Microsoft majority-owned subsidiaries and variable interest entities that are subject to the Rule. The Rule imposes certain due diligence and reporting obligations on US Securities and Exchange Commission (“SEC”) registrants whose manufactured products (including products contracted to be made for each registrant) contain “conflict minerals” necessary to the functionality or production of those products. The Rule defines “conflict minerals” to include cassiterite, columbite-tantalite, gold, wolframite and their derivatives limited to tin, tantalum, tungsten, and gold (collectively referred to as “3TGs”).

Microsoft develops, licenses, and supports a wide range of software products, services, and hardware devices that deliver new opportunities, greater convenience, and enhanced value to people’s lives. Microsoft is committed to the responsible sourcing of raw materials globally in support of human rights, labor, health and safety, environmental protection, and business ethics. Our commitment and strategy are outlined in Microsoft’s Responsible Sourcing of Raw Materials (“RSRM”) policy. Under our policy, Microsoft takes a holistic approach to the responsible sourcing of raw materials while working toward the use of conflict-free minerals in our devices. We strive to avoid harming communities through an inadvertent de facto embargo of minerals from the Democratic Republic of the Congo (“DRC”) or DRC-adjoining countries. The Rule defines the DRC and any of its adjoining countries as a “Covered Country.”

This CMR demonstrates progress for the 2017 reporting year. The number of Responsible Minerals Assurance Process (“RMAP”) 1, formerly Conflict-Free Smelter Program (“CFSP”), conformant smelters or refiners (“SORs”) in our supply chain increased from 249 to 253. Since our last CMR filing, we have taken the following actions to improve our raw material due diligence:

•	Full integration of the RSRM program into our Social and Environmental Accountability (“SEA”) audit process through the full use of Microsoft’s Audit Management System;

•	Publicized Microsoft’s SEA supplier manual, which includes Responsible Sourcing of Raw Material Requirements, to increase transparency of the program;

•	Strengthened external partnerships to increase on-the-ground risk mitigation and enhance Microsoft’s due diligence capabilities; and

[1]	Please note: this CMR contains references and hyper-text links to non-Microsoft, external websites. These links are provided for informational purposes only. Their inclusion in this CMR does not establish Microsoft’s endorsement of assumption of liability for content posted on these external websites.

•	Strengthened internal partnerships to identify raw material risk at an early product development stage.

Microsoft devices contain one or more 3TGs and are within the Rule’s scope. Devices manufactured during the 2017 reporting year included:

•	Surface line of computers and other intelligent devices;

•	Xbox gaming/entertainment consoles and accessories;

•	Hololens, which is the first self-contained holographic computer; and

•	Personal computing accessories (mice, headsets, and keyboards).

On the basis of our “Reasonable Country of Origin Inquiry” (“RCOI”) (see Section II), we determined that 3TGs contained in our devices may have originated in a Covered Country. Therefore, we are submitting this CMR, which describes the conflict minerals due diligence we performed during the 2017 reporting year, as an exhibit to our Form SD. We have published the CMR externally on our responsible sourcing website.

The manufacture of devices during any specified time period may include raw materials sourced before, as well as during, that time period. In particular, some 3TGs used during the 2017 reporting year may have been smelted and refined prior to the Rule’s initial reporting period. While such 3TGs are excluded from the Rule’s scope, our RCOI and supply chain due diligence conducted for the 2017 reporting year may have included such minerals.

II.	REASONABLE COUNTRY OF ORIGIN INQUIRY

Our RCOI corresponds to the first and second steps of the five-step OECD Due Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”). The OECD Guidance provides a framework for detailed due diligence to support responsible global supply chain management of minerals and is currently the only internationally recognized framework for raw material due diligence. The OECD Guidance (including its Supplements) applies to each of the 3TGs and to Microsoft as a “downstream company.”

Microsoft does not source directly from 3TG raw material providers. We source products from suppliers, which source materials, components, and products from their sub-tier suppliers. Our supply chain is extensive and complex with many layers of suppliers positioned between ourselves and 3TG raw materials providers and processors (also known as “SORs”). We refer collectively in this CMR to directly contracted strategic suppliers as “in-scope suppliers.” Due to our extended supply chain, we leverage our in-scope suppliers to provide information on the sources and chains of custody of 3TGs necessary to the manufacture of our devices. We provide more detail on our supply chain due diligence process in Section III. The graphic below demonstrates Microsoft’s span of influence with its suppliers.

A.	Establish Strong Company Management Systems

1.	Company Policies

The Microsoft Global Human Rights Statement and Supplier Code of Conduct define our expectations concerning ethical business, employment, environmental, and worker safety practices. Microsoft’s RSRM policy describes our commitment and strategy to responsibly source raw materials used in our devices. Microsoft is committed to indirectly source raw materials in support of human rights, labor, health and safety, environment, and ethics. This pledge extends to the harvesting, extraction, and transportation of raw materials globally and to all substances used in our devices—unbounded by specific materials or locations. Our policy supports implementation of programs that are region-specific and work toward the use of conflict-free minerals in our devices.

We require our suppliers to conform to these policies and to include them in their contracts with their sub-tier suppliers. Our supplier specifications and internal procedures establish supplier requirements for the responsible sourcing of raw materials, including 3TGs. We audit our suppliers to ensure these requirements are met.

2.	Internal Management Team

A cross-functional team supports Microsoft’s responsible sourcing and 3TG compliance activities. The General Manager of the Devices Group sponsors the team. The team consists of representatives from Sourcing; Social and Environmental Accountability; Manufacturing; Accounting/Finance; Internal Audit; Experiences and Devices Group; Corporate, External and Legal Affairs; Business and Corporate Responsibility; Information Services; and Product Environmental Compliance.

This team meets quarterly to assess the program’s progress, identify steps necessary to meet our compliance obligations, and identify areas for continuous improvement. The team also trains other internal stakeholders on their roles and responsibilities for implementing and supporting Microsoft’s responsible sourcing program. Related procedures are documented in our internal Responsible Sourcing Program Manual. Team members are responsible for developing, reviewing, filing, and publishing the CMR.

3.	System of Supply Chain Controls and Transparency

Our suppliers provide us with information concerning the source and chain of custody of raw materials from Conflict-Affected and High-Risk Areas (“CAHRAs”), including 3TGs, contained in the products and components they supply to us. Many of our in-scope suppliers are also subject to the Rule. These suppliers rely on information provided by their suppliers to meet their compliance obligations. Our contracts require all Microsoft in-scope suppliers to identify by weight each and every substance contained in the materials, components, and products supplied to us, including 3TGs. Our in-scope suppliers are responsible for communicating our sourcing requirements and specifications to their sub-tier suppliers, including our raw material due diligence requirements.

In addition, we require all in-scope suppliers to submit a Conflict Minerals Reporting Template (“CMRT”) annually. These CMRTs are evaluated for completeness, data integrity, due diligence thoroughness, and sourcing risk. Potential risks may include a failure to fully complete the CMRT, data inconsistencies, and possible sourcing from a CAHRA. Microsoft investigates each identified issue and engages with those suppliers to address all concerns regarding conformance to Microsoft policies, procedures, and specifications. In cases where the supplier is identified as sourcing from a CAHRA, suppliers are required to submit a CMRT more frequently and further assess and mitigate risk with their sub-tier suppliers.

If we find that a supplier has introduced unmitigated risk to the Microsoft supply chain, such as using an upstream SOR that does not conform to Microsoft’s RSRM policy or specifications, Microsoft requires corrective action to address the non-conformance. The response time for corrective action is calibrated to the severity of the identified risk. Risks are mitigated by supplier engagement, corrective actions, training, and/or additional audits. These controls and related documentation are detailed in H02050 - Microsoft Supplier Social and Environmental Accountability Manual and Microsoft internal operating procedures.

Microsoft works with impacted suppliers to find sources for RMAP conformant minerals. If a supplier does not commit to a RMAP conformant source within a reasonable time period, Microsoft places the supplier on restricted status with no new Microsoft business awarded until the non-conformance is resolved. Microsoft may also terminate its business relationship with the supplier.

Microsoft is a long-standing member of the Responsible Business Alliance (“RBA,” formerly the Electronics Industry Citizenship Coalition or “EICC”). The RBA initiated the CFSP in 2008, which became the RMAP in 2017. The RMAP is one of the most utilized and respected resources for addressing supply chain responsible sourcing issues. The RMAP uses an independent third-party audit to assess and monitor whether SORs process 3TGs from sources that directly or indirectly finance or benefit armed groups in a Covered Country. Microsoft funded an early adopters program to subsidize audit costs, enabling more SORs to be audited. Microsoft also financially supports the Industrial Technology Research Institute’s Tin Supply Chain Initiative (“iTSCi”), which has established a system of traceability and due diligence in Covered Countries.

Microsoft works to positively impact end-to-end mining sustainability, from artisanal mines to larger mining enterprises. Through partnership with the electronics and mining sectors and not-for-profit partners, we aspire to improve conditions directly at the source across a broad scope of issues.

Microsoft supports and participates in numerous partnerships that work to establish responsible mining standards and the responsible sourcing of minerals.

We partner closely with Pact, the Initiative for Responsible Mining Assurance (“IRMA”), and Alliance for Responsible Mining (“ARM”). These organizations address human rights concerns in mining and leverage data and technology to bring about even greater change. Empowered by digital technology, Microsoft and our partners are working to drive transformations in the mining sector by addressing issues of increased scope and complexity. We believe this integrated approach improves conditions for the people working in raw material supply chains.

Our primary relationships are further described below:

•	Pact: Since 2014, we have supported a Pact project in the DRC to reduce child labor in mining. The results in Pact’s Watoto Inje Ya Mungoti (Children Out of Mining) project verify the effectiveness of Pact’s approach, data, and experience. The Children Out of Mining report states: This project “reached 4,100 beneficiaries, of whom 1,881 were children. Bans on child labor were enforced at 23 mine sites in the target area by the end of the project. Reduction in child labor between 77 percent and 97 percent over the course of the project to date.” Yves Bawa, Pact country director for DRC, Rwanda, and Burundi notes that, “Microsoft was one of our first partners on this important issue. Its seed funding helped us achieve groundbreaking progress in the first two years of work.” We recently announced a new, expanded commitment to continue this work over the next three years, as it is evident that this proven strategy can improve the livelihood of already impoverished workers in artisanal cobalt mines.

•	Initiative for Responsible Mining Assurance (“IRMA”): IRMA established a multi-stakeholder and independently verifiable responsible mining assurance system that improves social and environmental performance through the development of global mining standards for large- scale mines. Our partnership involves more than just participation – we are bringing technology to help scope, scale, and implement effective programs. Microsoft recently donated a technology platform to IRMA that will allow the organization to better implement these assurance standards. By pairing the technology platform with Power BI, a cloud-based business analytics service, stakeholders will be able to track mining performance against the assurance standards. This real-time information, presented in an easy-to-see and easy-to-use interface, will help mining companies and Non-Governmental Organizations (“NGOs”) overcome the inherent difficulties of scope and complexity of these programs to create new insights and inspire additional progress. With learnings from this engagement, we hope to enable additional NGO partners to expand their work to create sustainable mining communities.

•	Alliance for Responsible Mining (“ARM”): ARM sets standards for responsible artisanal and small-scale mining and supports and creates opportunities for gold miners, providing them with incentives to become responsible economic, technological, and environmental enterprises. Seed funding from Microsoft helped ARM secure further resources to develop a Market Entry Standard for Artisanal and Small-scale Gold Miners. In FY18, Microsoft also supported an ASM gold mining project in Peru. This project was leveraged to attract additional donors to further scale ARM’s efforts to develop certified gold mining sites throughout the region.

4.	Supplier Engagement

Given the complexities of the global mineral supply chain, we work closely with our suppliers around the world to ensure they share our commitment and reflect it in their own programs. RMAP’s “Practical Guidance for Downstream Companies” states that “all of the [OECD Guidance’s] red flag triggers are contained in the upstream portion of the supply chain (e.g., SORs and mine of origin).” Because these conflict mineral supply chain “triggers” are directed to upstream companies, rather than downstream manufacturers such as Microsoft, we mitigate raw material sourcing risks by working with our in-scope suppliers to identify raw material SORs and encourage those facilities to become RMAP conformant or, failing to do so, use an alternate facility that is RMAP conformant. We also participate in industry-wide initiatives that assess SOR conformance with the OECD Guidance as recommended by RMAP guidance.

We drive responsible sourcing through our extended supply chain by surveying our in-scope suppliers’ sourcing of raw materials in their upstream supply chains. We also use tools that include supplier and smelter capability building and support broader industry efforts to promote responsible mining and sourcing. Finally, we conduct audits of our contracted suppliers to verify conformance to Microsoft requirements. More information is set forth below.

•	Supplier Requirements: We require our in-scope suppliers to meet our material disclosure requirements and related responsible sourcing policies through contractual provisions and product specifications. We communicate, monitor, and track supplier adherance to ensure conformance through the Microsoft Audit Management System (“AMS”). These policies and procedures are outlined in Section III and can be accessed publically on our Responsible Sourcing Website. We also train our directly contracted suppliers to meet our requirements through classes, educational forums, and direct communications.

•	Capability Building and Partnerships: We work closely with our supply chain partners to build the raw material supplier capabilities for achieving our responsible sourcing goals. With the empowerment of digital technology, Microsoft and our partners can drive transformations in the mining sector by addressing issues of increased scope and complexity. We invest in industry programs, such as the RMAP, to increase suppliers’ capabilities and provide them with platforms to share best practices.

•

Supplier Audits: Microsoft conducts audits of its directly contracted suppliers to assess their conformance to Microsoft requirements. All new contracted in-scope suppliers undergo an Initial Capability Assessment (“ICA”) to verify conformance. Existing contracted in-scope suppliers also undergo a Sustaining Maintenance Audit (“SMA”) on an annual, biannual, or triannual basis depending on their risk level. Suppliers must establish and maintain a corporate policy and effective procedures for the responsible sourcing of raw materials. Microsoft selects and retains only those business partners committed to meeting these requirements. A failure by a supplier or sub-tier supplier to conform to these requirements may constitute a breach of the supplier’s contractual agreement with Microsoft. During the 2017 reporting year, Microsoft-engaged auditors conducted 174 ICAs and SMAs of approximately 433 directly contracted hardware and packaging suppliers to assess areas of SEA conformance. These ICAs and SMAs addressed whether the suppliers had a conflict minerals policy, systems in place to implement that policy, and documentation to verify conformance to Microsoft’s responsible sourcing requirements.

5.	Grievance Mechanism

Microsoft’s Global Human Rights Statement expresses our commitment to provide an anonymous grievance reporting mechanism for our employees and other stakeholders who may be impacted by our operations. Microsoft’s Business Conduct Hotline allows employees and others to anonymously ask compliance questions or report concerns regarding Microsoft’s business operations, including our mineral sourcing policies or those of our suppliers. We investigate and, where appropriate, take remedial action to address reported concerns. We also participate in industry efforts to develop grievance mechanisms for conflict minerals-related issues.

B.	Identify and Assess Risk in the Supply Chain

We took the following steps to identify and assess supplier conflict mineral sourcing risk during this reporting year2:

•	Using the Rule and SEC guidance, we generated a list of potential in-scope suppliers to receive Microsoft’s annual CMRT survey.

•	We surveyed all potential in-scope suppliers to determine the status of any 3TGs contained in devices manufactured during the 2017 reporting year by utilizing the RMAP-standard CMRT and the services of a third-party solution provider. The survey followed OECD Guidance as tailored for Microsoft’s role as a downstream company. Our survey included questions regarding the supplier’s raw material due diligence policies and procedures, its practices for engaging with its upstream suppliers, SORs from which its 3TGs were sourced, and the origins of 3TGs contained in the supplier’s products.

•	We reviewed all supplier CMRT submissions to validate their completion and to identify contradictions or inconsistencies. We worked with our third-party solution provider to obtain updated responses from suppliers when necessary.

•	We identified 200 active in-scope suppliers for the 2017 reporting year. Of these suppliers, we received survey responses from 195 of those suppliers - a 98 percent response rate.

[2]	Microsoft completed its supplier conflict mineral sourcing data analysis for the 2017 reporting year on March 31, 2018.

Figure 1. Response Rate for Active In-scope Suppliers (2013-2017 Reporting Years)

Response Rate for Surveyed Active In-scope Suppliers

III.	DUE DILIGENCE DESIGN AND PERFORMANCE

On the basis of our RCOI, we determined that 3TGs contained in our devices may have originated in one or more Covered Country. Accordingly, we designed and performed due diligence on the source and chain-of-custody of those 3TGs.

A.	Due Diligence Design

Our 3TG due diligence process conformed to the third and fourth steps of the five-step OECD Guidance. The first and second steps of the five-step OECD Guidance were addressed in Section II.

B.	Due Diligence Performed

1.	Design and Implement a Strategy to Respond to Risks

Microsoft required its suppliers to minimize the possible sourcing of 3TGs from CAHRAs through contract requirements incorporating supplier specifications.

a.	Microsoft Supplier Specifications - H00594, H00642 and H02050

Microsoft required identification of all materials, including 3TGs, used in packaging and hardware products and parts on a component-by-component level through supplier specification H00594, Restricted Substances for Hardware Products. H02050, Microsoft’s Supplier Social and Environmental

Accountability Manual, requires in-scope suppliers to:

•	Post a responsible sourcing policy, conforming to the OECD Guidance, on their website;

•	Exercise due diligence on the source and chain of custody of high risk raw materials, including 3TGs, contained in materials, components, or products supplied to Microsoft;

•	Identify, by name, each SOR that has processed or otherwise handled 3TGs contained in those materials, components, or products;

•	Encourage those SORs to participate in RMAP or an equivalent third-party responsible mineral audit scheme;

•	Confirm 3TGs in their supply chain are sourced from available SORs that are conformant with the RMAP or an equivalent independent private sector audit firm; and

•	Notify Microsoft immediately if minerals used in the supplied materials, components, or products may contain 3TGs sourced from a CAHRA.

H02050 requires Microsoft suppliers to impose these same requirements on their sub-tier suppliers and to assist sub-tier suppliers with appropriate training and support. To facilitate this process, Microsoft requires suppliers to utilize the CMRT provided by the RMAP and available at www.conflictfreesourcing.org. Suppliers must submit an annual CMRT and updated data upon request or when sourcing practices change.

b.	Responsible Sourcing Program Manual Processes to Implement OECD Guidance

Microsoft used the OECD Guidance to review supplier CMRT data and identify potential red flags for the sourcing of raw materials. The red flags, which required additional supplier due diligence, included the following:

•	The minerals originated from or were transported via a CAHRA;

•	The minerals were claimed to have originated from a country that has limited known reserves for the mineral in question;

•	The minerals were claimed to have originated from a country in which minerals from a CAHRA are known to transit;

•	The company’s suppliers or other known upstream companies had shareholder or other interests in companies that supply minerals or operate in one of the red flag locations of mineral origin and transit; and

•	The company’s suppliers or other known upstream companies were known to have sourced minerals from a red flag location of mineral origin and transit in the last 12 months.

Microsoft’s program includes an escalation process that requires an in-scope supplier to find an alternative to a non-RMAP conformant source of 3TGs for use in materials, components, or products supplied to Microsoft or risk termination as a Microsoft supplier. To date, we have not encountered a RSRM issue with a supplier that has warranted contract termination.

Microsoft’s internal Responsible Sourcing Program Manual requires self-assessment, monitoring, and internal reporting of the RSRM program’s progress and conformance. We utilize supplier survey updates, supplier communications, supplier social and environmental accountability audits, and new supplier briefings to prevent the introduction of any new raw material sourcing risk to our supply chain. We leverage Microsoft’s SEA Committee meetings with senior management to report findings and receive program guidance.

c.	Industry and Partner Engagement

Microsoft participated in or has been a member of several industry-wide responsible mining and smelting initiatives: RMAP, ITRI’s iTSCi program, PPA, IRMA, Pact, and ARM. We also conducted smelter outreach on behalf of the RMAP Smelter Engagement Team to further the RMAP program.

2.	Carried Out Independent Third-Party Audit of Supply Chain Due Diligence

As contemplated by OECD Guidance, our due diligence program leveraged independent SOR audits. The audits conformed to the RMAP and other similar programs. Microsoft obtained SOR data from the RMAP Conformant Smelter List using Reasonable Country of Origin Inquiry Data for member MSFT. The list identifies SORs that have undergone assessment through the RMAP or industry equivalent program, such as Responsible Jewellery Council (“RJC”) or London Bullion Market Association (“LBMA”). We used the list to support certain statements contained in this CMR. Microsoft also participated in RMAPs Smelter Engagement Team during the 2017 reporting year.

3.	Reported on Supply Chain Due Diligence

We have filed our CMR with the SEC and concurrently posted it on our Responsible Sourcing website, which provides additional information about Microsoft’s RSRM Program Results of our RSRM program are presented in Microsoft Devices Social and Environmental Accountability Report for FY17. These disclosures meet the fifth step of the OECD Guidance.

IV.	SOR INFORMATION

A.	3TG Processing Facilities

Microsoft has made a reasonable good faith effort to collect and evaluate information concerning 3TG SORs provided by our in-scope suppliers. The vast majority of our in-scope suppliers provided data at a company or divisional level. This level of disclosure was expected given the multiple tiers of supply chain actors positioned between our in-scope suppliers and 3TG SORs.

Our supplier survey data revealed 705 potential 3TG SORs in the Microsoft supply chain. We validated the data by removing duplicate SORs, reconciling multiple SOR names for a single entity, and eliminating otherwise invalid SOR names. We then verified if the alleged SORs were active and participants in the RMAP audit program. We determined that 306 SORs met this criteria.

The Figures below provide a visual depiction of the SORs identified in Microsoft’s supply chain by RMAP audit status. Figure 2 categorizes the SORs by RMAP audit status and reporting year. Figure 2 indicates that the number of conformant SORs increased from 249 to 253. Figure 3 categorizes the SORs by 3TG mineral and audit status. A comparison from the 2016 reporting year showed that tungsten increased in the number and percentage of conformant and active smelters.

Figure 2. Identified SORs by CFSP Audit Status (2013-2017 Reporting Years)

Figure 3: Identified SORs by 3TG and Audit Status

Table 1 (below) summarizes the conflict mineral status of the 306 SORs identified in Microsoft’s supply chain during the 2017 reporting year.

The RMAP classifies audit status in the following manner:

•	Conformant: SOR has been audited and found to conform with the relevant audit protocols, including RMAP, LBMA, or RJC;

•	Outreach Required: SOR is not yet active and outreach is needed by RMAP member companies to encourage SOR participation in RMAP;

•	Active: SOR has been engaged but is not yet conformant;

•	In Communication: SOR is not yet active but is in communication with RMAP and/or member company;

•	Communication Suspended – Not Interested: SOR has strongly communicated a lack of interest in participation;

•	Non-Conformant: SOR was audited but found not to conform to the relevant RMAP protocol

•	RMI Due Diligence Vetting Restriction—Not Applicable: SOR cannot be audited as per RMI’s due diligence vetting process;

•	Communication Suspended – Temporarily Ceased Operations: Facility has temporarily ceased operations

Table 1: Summary of RMAP Audit Status of Identified SORs

Number of SORs Identified in Microsoft Supply Chain	RMAP Audit Status
252	Conformant (Indicates RMAP, LBMA and/or RJC conformant)

26	Outreach Required

8	Active

5	In Communication

6	Communication Suspended - Not Interested

6	Non-Conformant

2	RMI Due Diligence Vetting Restriction - Not Applicable

1	Communication Suspended - Temporarily Ceased Operations

Figures 4-7 show the geographic distribution of the 306 SORs identified in the Microsoft supply chain by 3TG mineral for the 2017 reporting year. The circle size corresponds to the relative number of times our in-scope suppliers identified each 3TG SOR in their completed CMRT form.

Figure 4: Location and Relative Number of Identified SORs - Tin3

Figure 5: Location and Relative Number of Identified SORs - Tantalum

[3]	Note: While the locations of most SORs remained relatively constant for tantalum, tungsten, and gold, the location of tin SORs has been more dynamic during the 2017 reporting year. We saw a decrease in number of SORs in Indonesia and an increase in China.

Figure 6: Location and Relative Number of Identified SORs - Tungsten

Figure 7: Location and Relative Number of Identified SORs - Gold

Appendix A provides the complete list of 306 SORs identified in Microsoft’s supply chain during the 2017 reporting year which processed 3TGs. Appendix A lists each SOR by metal, official smelter name, smelter country, and audit status.

B.	3TG Countries of Origin

Countries of origin for the SORs identified in Microsoft’s supply chain during the 2017 reporting year, which processed 3TGs, are listed in the table below.

Countries of Origin identified by RMAP Conformant SORs	Additional Possible Countries of Origin

•  Argentina

•  Australia

•  Austria

•  Benin

•  Bolivia (Plurinational State of)

•  Brazil

•  Burkina Faso

•  Burundi

•  Cambodia

•  Canada

•  Chile

•  China

•  Colombia

•  Congo, Democratic Republic of the

•  Ecuador

•  Eritrea

•  Ethiopia

•  France

•  Germany

•  Ghana

•  Guatemala

•  Guinea

•  Guyana

•  Honduras

•  India

•  Indonesia

•  Japan

•  Kazakhstan

•  Laos

•  Madagascar

•  Malaysia

•  Mali

•  Mexico

•  Mongolia

•  Mozambique

•  Myanmar

•  Namibia

•  Nicaragua

•  Nigeria

•  Panama

These countries were identified through research or were listed in supplier CMRTs. These countries require continual due diligence and investigation.

•  Angola

•  Armenia

•  Belarus

•  Belgium

•  Bermuda

•  Central African Republic

•  Czech Republic

•  Djibouti

•  Egypt

•  Estonia

•  Finland

•  Hong Kong

•  Hungary

•  Ireland

•  Israel

•  Italy

•  Ivory Coast

•  Jersey

•  Kenya

•  Korea, Republic of

•  Kyrgyzstan

•  Luxembourg

•  Morocco

•  Netherlands

•  New Zealand

•  Niger

•  Papua New Guinea

•  Philippines

•  Poland

•  Saudi Arabia

•  Singapore

•  Slovakia

•  South Sudan

•  Suriname

•  Sweden

•  Switzerland

• Peru • Portugal • Russian Federation • Rwanda	• Taiwan • Tajikistan • Tanzania • Turkey

• Senegal • Sierra Leone • South Africa • Spain • Thailand • Togo • Uganda • United Kingdom of Great Britain and Northern Ireland • United States of America • Uzbekistan • Vietnam • Zimbabwe	• United Arab Emirates • Zambia

Figure 8 provides a graphical presentation of the countries of origin for SORs identified in Microsoft’s supply chain during the 2017 reporting year which processed 3TGs.

Figure 8: Country-of-Origin Information for SORs Identified in Microsoft’s Supply Chain

For the identified conflict-free SORs for which minerals sourcing information is available from RMAP4:

•	98 smelters, or 32 percent of total smelters, processed recycled or scrap material; and

•	30 SORs, or 30 percent of total smelters sourced from Covered Countries and were RMAP compliant.

C.	3TG Mines or Locations of Origin

Microsoft obtained Reasonable Country of Origin data through our membership in the RMAP using the Reasonable Country of Origin Inquiry Data for member MSFT. We used this data to determine the 3TG country of origin of SORs identified in Microsoft’s supply chain. Microsoft supports the continued refinement and expansion of the list of participating SORs in the RMAP audit program through our membership in RMAP.

We encouraged SORs to participate in the RMAP by contacting all non-conformant SORs identified in our supply chain each reporting year. We also required suppliers reporting non-conformant SORs to contact these SORs and request them to join the CFSP. We actively supported outreach events to increase RMAP SOR coverage. We funded a third party to help educate SORs and prepare them for the audit process. We also offered to visit SORs to facilitate their participation in the RMAP.

V.	IMPROVEMENTS

This year’s report documents our efforts to expand the number of verified conflict-free SORs in our supply chain and demonstrates our progress. Microsoft’s key 2017 reporting year accomplishments and improvements are detailed below:

•	Increased number of RMAP-compliant SORs identified in Microsoft’s supply chain from 249 to 253 due to enhanced supplier outreach, and maturation of RMAP;

•	Renewed and extended engagement with external organizations, such as Pact, IRMA, and ARM that are committed to advancing responsible sourcing on a global basis by developing mining standards and addressing issues such as child labor in the mining industry. We partner closely with these organizations and leverage data and technology to bring about even greater change. With the further empowerment that digital technology can provide toward increased scope and complexity, Microsoft and our partners can drive positive transformations in the mining sector. We believe this integrated approach is the most effective way to improve conditions for the people working in raw material supply chains;

•	Continued to increase Microsoft’s level of engagement with suppliers and internal stakeholders by holding supplier forums, webinars, and in-person trainings, and by providing technical resources;

•	Fully integrated the RSRM program into our SEA audit process through the full use of

Microsoft’s Audit Management System;

[4]	All numbers include both direct and indirect sourcing.

•	Ensured commitment to transparency by publishing Microsoft’s SEA supplier manual, which includes Responsible Sourcing of Raw Material Requirements; and

•	Strengthened internal partnerships to identify raw material risk at an early product development stage.

VI.	FUTURE ACTIONS

Microsoft is committed to the responsible sourcing of raw materials used in our hardware products in support of human rights, labor, health and safety, environmental protection, and business. We will continue to advance implementation of our RSRM policy in our supply chain. The policy consists of supply chain identification and risk assessment, standardized requirements and verification, capability building, transparency, and partnerships.

We will continue to encourage SORs to participate in the RMAP and expand our knowledge about 3TGs in our supply chain. Our ability to identify, assess, and mitigate risks associated with our raw materials sourcing will improve with ongoing due diligence efforts – with both our direct and sub-tier partners. Consistent with our commitments, we intend to take the following steps to improve our responsible sourcing of raw materials due diligence efforts:

•	Enhance our use of digital technology to improve supply chain information and risk mitigation;

•	Increase use of external data sources to proactively identify raw material risk in CAHRAs;

•	Continue our active participation in the RMAP Smelter Engagement Team to bring non- conformant SORs into the CFSP; and

•	Further our engagement with organizations like IRMA, ARM, and Pact to establish global responsible sourcing standards and support programs in the mineral supply chain.

APPENDIX A

Conflict Mineral Status of Identified SORs1

This Appendix lists the 306 SORs which, to the extent known, processed 3TGs that were used to manufacture Microsoft devices during the 2017 reporting year. The SORs are listed by metal, official smelter name, melter country, and audit status.

RMI Smelter ID	Metal	Official Smelter Name	Smelter Country	Audit Status
CID002708	Gold	Abington Reldan Metals, LLC	United States	Non-Conformant
CID000015	Gold	Advanced Chemical Company	United States	Conformant
CID000019	Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
CID002560	Gold	Al Etihad Gold LLC	United Arab Emirates	Conformant
CID000035	Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Germany	Conformant
CID000041	Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
CID000058	Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
CID000077	Gold	Argor-Heraeus S.A.	Switzerland	Conformant
CID000082	Gold	Asahi Pretec Corp.	Japan	Conformant
CID000924	Gold	Asahi Refining Canada Ltd.	Canada	Conformant
CID000920	Gold	Asahi Refining USA Inc.	United States	Conformant
CID000090	Gold	Asaka Riken Co., Ltd.	Japan	Conformant
CID000103	Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	RMI Due Diligence Review - Unable to Proceed
CID002850	Gold	AU Traders and Refiners	South Africa	Conformant
CID000113	Gold	Aurubis AG	Germany	Conformant
CID002863	Gold	Bangalore Refinery	India	Active
CID000128	Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant

[1]	Data as of April 15, 2018.

CID000157	Gold	Boliden AB	Sweden	Conformant
CID000176	Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
CID000180	Gold	Caridad	Mexico	Communication Suspended - Not Interested
CID000185	Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
CID000189	Gold	Cendres + Metaux S.A.	Switzerland	Conformant
CID000233	Gold	Chimet S.p.A.	Italy	Conformant
CID000264	Gold	Chugai Mining	Japan	In Communication
CID000328	Gold	Daejin Indus Co., Ltd.	Korea, Republic of	Conformant
CID000343	Gold	Daye Non-Ferrous Metals Mining Ltd.	China	In Communication
CID002867	Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	Outreach Required
CID000362	Gold	DODUCO Contacts and Refining GmbH	Germany	Conformant
CID000401	Gold	Dowa	Japan	Conformant
CID000359	Gold	DSC (Do Sung Corporation)	Korea, Republic of	Conformant
CID000425	Gold	Eco-System Recycling Co., Ltd.	Japan	Conformant
CID001322	Gold	Elemetal Refining, LLC	United States	Non-Conformant
CID002561	Gold	Emirates Gold DMCC	United Arab Emirates	Conformant
CID002852	Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	Outreach Required
CID002459	Gold	Geib Refining Corporation	United States	Conformant
CID002243	Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant
CID001909	Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	Outreach Required
CID002312	Gold	Guangdong Jinding Gold Limited	China	Outreach Required
CID000651	Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	Outreach Required

CID000671	Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	Outreach Required
CID000689	Gold	HeeSung Metal Ltd.	Korea, Republic of	Conformant
CID000694	Gold	Heimerle + Meule GmbH	Germany	Conformant
CID000707	Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
CID000711	Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	Conformant
CID000767	Gold	Hunan Chenzhou Mining Co., Ltd.	China	Outreach Required
CID000778	Gold	HwaSeong CJ CO., LTD.	Korea, Republic of	Communication Suspended - Not Interested
CID000801	Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
CID000807	Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
CID000814	Gold	Istanbul Gold Refinery	Turkey	Conformant
CID002765	Gold	Italpreziosi	Italy	Conformant
CID000823	Gold	Japan Mint	Japan	Conformant
CID000855	Gold	Jiangxi Copper Co., Ltd.	China	Conformant
CID000927	Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	Conformant
CID000929	Gold	JSC Uralelectromed	Russian Federation	Conformant
CID000937	Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
CID000956	Gold	Kazakhmys Smelting LLC	Kazakhstan	In Communication
CID000957	Gold	Kazzinc	Kazakhstan	Conformant
CID000969	Gold	Kennecott Utah Copper LLC	United States	Conformant
CID002511	Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	Active
CID000981	Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
CID002605	Gold	Korea Zinc Co., Ltd.	Korea, Republic of	Conformant
CID001029	Gold	Kyrgyzaltyn JSC	Kyrgyzstan	Conformant
CID002865	Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	Outreach Required

CID001032	Gold	L’azurde Company For Jewelry	Saudi Arabia	RMI Due Diligence Review - Unable to Proceed
CID001056	Gold	Lingbao Gold Co., Ltd.	China	Outreach Required
CID001058	Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	Outreach Required
CID002762	Gold	L’Orfebre S.A.	Andorra	Active
CID001078	Gold	LS-NIKKO Copper Inc.	Korea, Republic of	Conformant
CID001093	Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	Outreach Required
CID002606	Gold	Marsam Metals	Brazil	Conformant
CID001113	Gold	Materion	United States	Conformant
CID001119	Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
CID001149	Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
CID001152	Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
CID001147	Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
CID001153	Gold	Metalor Technologies S.A.	Switzerland	Conformant
CID001157	Gold	Metalor USA Refining Corporation	United States	Conformant
CID001161	Gold	Metalurgica Met- Mex Penoles S.A. De C.V.	Mexico	Conformant
CID001188	Gold	Mitsubishi Materials Corporation	Japan	Conformant
CID001193	Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
CID002509	Gold	MMTC-PAMP India Pvt., Ltd.	India	Conformant
CID002857	Gold	Modeltech Sdn Bhd	Malaysia	Active
CID002282	Gold	Morris and Watson	New Zealand	Communication Suspended - Not Interested
CID002866	Gold	Morris and Watson Gold Coast	Australia	Communication Suspended - Not Interested

CID001204	Gold	Moscow Special Alloys Processing Plant	Russian Federation	Conformant
CID001220	Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
CID001236	Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	Outreach Required
CID001259	Gold	Nihon Material Co., Ltd.	Japan	Conformant
CID002779	Gold	Ogussa Osterreichische Gold- und Silber- Scheideanstalt GmbH	Austria	Conformant
CID001325	Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
CID001326	Gold	OJSC “The Gulidov Krasnoyarsk Non- Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation	Conformant
CID000493	Gold	OJSC Novosibirsk Refinery	Russian Federation	Conformant
CID001352	Gold	PAMP S.A.	Switzerland	Conformant
CID002872	Gold	Pease & Curren	United States	Outreach Required
CID001362	Gold	Penglai Penggang Gold Industry Co., Ltd.	China	Outreach Required
CID002919	Gold	Planta Recuperadora de Metales SpA	Chile	Conformant
CID001386	Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	Conformant
CID001397	Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
CID001498	Gold	PX Precinox S.A.	Switzerland	Conformant
CID001512	Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant
CID000522	Gold	Refinery of Seemine Gold Co., Ltd.	China	Outreach Required
CID002582	Gold	Remondis Argentia B.V.	Netherlands	Active
CID002510	Gold	Republic Metals Corporation	United States	Conformant
CID001534	Gold	Royal Canadian Mint	Canada	Conformant
CID002761	Gold	SAAMP	France	Conformant
CID001546	Gold	Sabin Metal Corp.	United States	Outreach Required
CID002973	Gold	Safimet S.p.A	Italy	Conformant
CID002290	Gold	SAFINA A.S.	Czech Republic	Active

CID002853	Gold	Sai Refinery	India	Outreach Required
CID001555	Gold	Samduck Precious Metals	Korea, Republic of	Conformant
CID001562	Gold	SAMWON METALS Corp.	Korea, Republic of	Communication Suspended - Not Interested
CID002777	Gold	SAXONIA Edelmetalle GmbH	Germany	Conformant
CID001573	Gold	Schone Edelmetaal B.V.	Netherlands	Conformant
CID001585	Gold	SEMPSA Joyeria Plateria S.A.	Spain	Conformant
CID001619	Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	Outreach Required
CID001622	Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
CID001736	Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
CID002516	Gold	Singway Technology Co., Ltd.	Taiwan	Conformant
CID001754	Gold	So Accurate Group, Inc.	United States	Not Applicable
CID001756	Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	Conformant
CID001761	Gold	Solar Applied Materials Technology Corp.	Taiwan	Conformant
CID001798	Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
CID002918	Gold	SungEel HiMetal Co., Ltd.	Korea, Republic of	Conformant
CID002580	Gold	T.C.A S.p.A	Italy	Conformant
CID001875	Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
CID001916	Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	Conformant
CID001938	Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
CID001947	Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	Outreach Required
CID002615	Gold	TOO Tau-Ken-Altyn	Kazakhstan	In Communication
CID001955	Gold	Torecom	Korea, Republic of	Conformant

CID001977	Gold	Umicore Brasil Ltda.	Brazil	Conformant
CID002314	Gold	Umicore Precious Metals Thailand	Thailand	Conformant
CID001980	Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
CID001993	Gold	United Precious Metal Refining, Inc.	United States	Conformant
CID002003	Gold	Valcambi S.A.	Switzerland	Conformant
CID002030	Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
CID002778	Gold	WIELAND Edelmetalle GmbH	Germany	Conformant
CID002100	Gold	Yamakin Co., Ltd.	Japan	Conformant
CID002129	Gold	Yokohama Metal Co., Ltd.	Japan	Conformant
CID000197	Gold	Yunnan Copper Industry Co., Ltd.	China	Outreach Required
CID002224	Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
CID000092	Tantalum	Asaka Riken Co., Ltd.	Japan	Conformant
CID000211	Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	Conformant
CID002504	Tantalum	D Block Metals, LLC	United States	Conformant
CID000410	Tantalum	Duoluoshan	China	Non-Conformant
CID000456	Tantalum	Exotech Inc.	United States	Conformant
CID000460	Tantalum	F&X Electro- Materials Ltd.	China	Conformant
CID002505	Tantalum	FIR Metals & Resource Ltd.	China	Conformant
CID002558	Tantalum	Global Advanced Metals Aizu	Japan	Conformant
CID002557	Tantalum	Global Advanced Metals Boyertown	United States	Conformant
CID000291	Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	China	Conformant
CID000616	Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	Conformant
CID002544	Tantalum	H.C. Starck Co., Ltd.	Thailand	Conformant
CID002547	Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Conformant
CID002548	Tantalum	H.C. Starck Inc.	United States	Conformant
CID002549	Tantalum	H.C. Starck Ltd.	Japan	Conformant

CID002550	Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant
CID002545	Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	Conformant
CID002492	Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
CID002512	Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
CID002842	Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
CID000914	Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
CID000917	Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	China	Conformant
CID002506	Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
CID002539	Tantalum	KEMET Blue Metals	Mexico	Conformant
CID002568	Tantalum	Kemet Blue Powder	United States	Conformant
CID001076	Tantalum	LSM Brasil S.A.	Brazil	Conformant
CID001163	Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
CID001175	Tantalum	Mineracao Taboca S.A.	Brazil	Conformant
CID001192	Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
CID001277	Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
CID001200	Tantalum	NPM Silmet AS	Estonia	Conformant
CID002847	Tantalum	Power Resources Ltd.	Macedonia, The Former Yugoslav Republic Of	Conformant
CID001508	Tantalum	QuantumClean	United States	Conformant
CID002707	Tantalum	Resind Industria e Comercio Ltda.	Brazil	Conformant
CID001522	Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
CID001769	Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Conformant

CID001869	Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
CID001891	Tantalum	Telex Metals	United States	Conformant
CID001969	Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
CID002508	Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China	Conformant
CID002307	Tantalum	Yichun Jin Yang Rare	China	Conformant
Metal Co., Ltd.
CID000292	Tin	Alpha	United States	Conformant
CID002703	Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	Outreach Required
CID000228	Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
CID001070	Tin	China Tin Group Co., Ltd.	China	Conformant
CID000278	Tin	CNMC (Guangxi) PGMA Co., Ltd.	China	Communication Suspended - Temporarily Ceased Operations
CID002570	Tin	CV Ayi Jaya	Indonesia	Conformant
CID002592	Tin	CV Dua Sekawan	Indonesia	Conformant
CID000306	Tin	CV Gita Pesona	Indonesia	Conformant
CID002593	Tin	CV Tiga Sekawan	Indonesia	Conformant
CID000315	Tin	CV United Smelting	Indonesia	Conformant
CID002455	Tin	CV Venus Inti Perkasa	Indonesia	Conformant
CID000402	Tin	Dowa	Japan	Conformant
CID002572	Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	Non-Conformant
CID000438	Tin	EM Vinto	Bolivia	Conformant
CID000448	Tin	Estanho de Rondonia S.A.	Brazil	Outreach Required
CID000468	Tin	Fenix Metals	Poland	Conformant
CID002848	Tin	Gejiu Fengming Metallurgy Chemical Plant	China	Conformant
CID002859	Tin	Gejiu Jinye Mineral Company	China	Conformant
CID000942	Tin	Gejiu Kai Meng Industry and Trade LLC	China	Conformant

CID000538	Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
CID001908	Tin	Gejiu Yunxin Nonferrous	China	Conformant
Electrolysis Co., Ltd.
CID000555	Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	In Communication
CID003116	Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
CID002849	Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China	Conformant
CID002844	Tin	HuiChang Hill Tin Industry Co., Ltd.	China	Conformant
CID000760	Tin	Huichang Jinshunda Tin Co., Ltd.	China	Conformant
CID000244	Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	Conformant
CID001231	Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
CID002468	Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	Conformant
CID001105	Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
CID002500	Tin	Melt Metais e Ligas S.A.	Brazil	Conformant
CID001142	Tin	Metallic Resources, Inc.	United States	Conformant
CID002773	Tin	Metallo Belgium N.V.	Belgium	Conformant
CID002774	Tin	Metallo Spain S.L.U.	Spain	Conformant
CID001173	Tin	Mineracao Taboca S.A.	Brazil	Conformant
CID001182	Tin	Minsur	Peru	Conformant
CID001191	Tin	Mitsubishi Materials Corporation	Japan	Conformant
CID002858	Tin	Modeltech Sdn Bhd	Malaysia	Active
CID002573	Tin	Nghe Tinh Non- Ferrous Metals Joint Stock Company	Viet Nam	Outreach Required
CID001314	Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
CID002517	Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
CID001337	Tin	Operaciones Metalurgical S.A.	Bolivia	Conformant

CID000309	Tin	PT Aries Kencana Sejahtera	Indonesia	Conformant
CID001399	Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
CID002503	Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
CID001402	Tin	PT Babel Inti Perkasa	Indonesia	Conformant
CID002776	Tin	PT Bangka Prima Tin	Indonesia	Conformant
CID001419	Tin	PT Bangka Tin Industry	Indonesia	Conformant
CID001421	Tin	PT Belitung Industri Sejahtera	Indonesia	Conformant
CID001428	Tin	PT Bukit Timah	Indonesia	Conformant
CID001434	Tin	PT DS Jaya Abadi	Indonesia	Conformant
CID001438	Tin	PT Eunindo Usaha Mandiri	Indonesia	Conformant
CID002530	Tin	PT Inti Stania Prima	Indonesia	Conformant
CID001448	Tin	PT Karimun Mining	Indonesia	Conformant
CID002829	Tin	PT Kijang Jaya Mandiri	Indonesia	Conformant
CID002870	Tin	PT Lautan Harmonis Sejahtera	Indonesia	Conformant
CID002835	Tin	PT Menara Cipta Mulia	Indonesia	Conformant
CID001453	Tin	PT Mitra Stania Prima	Indonesia	Conformant
CID001457	Tin	PT Panca Mega Persada	Indonesia	Conformant
CID000313	Tin	PT Premium Tin Indonesia	Indonesia	Conformant
CID001458	Tin	PT Prima Timah Utama	Indonesia	Conformant
CID001460	Tin	PT Refined Bangka Tin	Indonesia	Conformant
CID001463	Tin	PT Sariwiguna Binasentosa	Indonesia	Conformant
CID001468	Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant
CID002816	Tin	PT Sukses Inti Makmur	Indonesia	Conformant
CID001471	Tin	PT Sumber Jaya Indah	Indonesia	Conformant
CID001477	Tin	PT Timah (Persero) Tbk Kundur	Indonesia	Conformant
CID001482	Tin	PT Timah (Persero) Tbk Mentok	Indonesia	Conformant
CID001490	Tin	PT Tinindo Inter Nusa	Indonesia	Conformant
CID001493	Tin	PT Tommy Utama	Indonesia	Conformant

CID002706	Tin	Resind Industria e	Brazil	Conformant
Comercio Ltda.
CID001539	Tin	Rui Da Hung	Taiwan	Conformant
CID001758	Tin	Soft Metais Ltda.	Brazil	Conformant
CID002756	Tin	Super Ligas	Brazil	Outreach Required
CID001898	Tin	Thaisarco	Thailand	Conformant
CID002574	Tin	Tuyen Quang Non- Ferrous Metals Joint Stock Company	Viet Nam	Outreach Required
CID002036	Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
CID002158	Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
CID002180	Tin	Yunnan Tin Company Limited	China	Conformant
CID000004	Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan	Conformant
CID002833	Tungsten	ACL Metais Eireli	Brazil	Conformant
CID002502	Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
CID002513	Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant
CID000258	Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
CID000499	Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	Conformant
CID002645	Tungsten	Ganzhou Haichuang Tungsten Industry Co., Ltd.	China	Active
CID000875	Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
CID002315	Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
CID002494	Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
CID002536	Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China	Non-Conformant
CID000568	Tungsten	Global Tungsten & Powders Corp.	United States	Conformant
CID000218	Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
CID002542	Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	Conformant

CID002541	Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
CID000766	Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
CID002579	Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	Conformant
CID000769	Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Conformant
CID003182	Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	China	Non-Conformant
CID002649	Tungsten	Hydrometallurg, JSC	Russian Federation	Conformant
CID000825	Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
CID002551	Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
CID002647	Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China	Outreach Required
CID002321	Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
CID002313	Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	Communication Suspended - Not Interested
CID002318	Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
CID002317	Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
CID002535	Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China	Conformant
CID002316	Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
CID000966	Tungsten	Kennametal Fallon	United States	Conformant
CID000105	Tungsten	Kennametal Huntsville	United States	Conformant
CID002319	Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
CID002845	Tungsten	Moliren Ltd.	Russian Federation	Conformant
CID002589	Tungsten	Niagara Refining LLC	United States	Conformant
CID002543	Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam	Conformant

CID002827	Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	Conformant
CID002815	Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China	Conformant
CID001889	Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	Conformant
CID002724	Tungsten	Unecha Refractory Metals Plant	Russian Federation	Conformant
CID002011	Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam	Conformant
CID002044	Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
CID002843	Tungsten	Woltech Korea Co., Ltd.	Korea, Republic of	Conformant
CID002320	Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
CID002082	Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
CID002830	Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
CID002095	Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	Conformant